Exhibit 99.1

MEMC Electronic Materials, Inc. 501 Pearl Drive (City of O’Fallon) Post Office Box 8 St. Peters, Missouri 63376 USA Phone: 636-474-5000 Fax: 636-474-5158 www.memc.com
For Immediate Release
MEMC ANNOUNCES FOURTH QUARTER & FULL YEAR RESULTS

St. Peters, MO, January 26, 2006 – MEMC Electronic Materials, Inc. (NYSE: WFR) today reported preliminary financial results for the fourth quarter and year ended December 31, 2005.
Summary of the 2005 fourth quarter results:
• Net sales of $317.3 million

• Gross Margin of 40.2%

• Cash of $153.6 million after debt pay-down of over $80 million

Net sales of $317.3 million for the fourth quarter of 2005 represent an increase of 18.2% from the fourth quarter 2004 level of $268.4 million. Fourth quarter gross margin was $127.7 million, or 40.2% of sales. Operating expenses of $31.9 million declined as a percentage of sales to 10.0% from 11.0% of sales in the year-ago quarter. This resulted in operating income of $95.8 million, or 30.2% of sales, compared to $69.6 million, or 25.9% of sales, in the 2004 fourth quarter.

The combination of income taxes and favorable tax adjustments provided a net benefit of $66.3 million, or $0.29 per share, for the full year 2005, and $23.5 million, or $0.10 per share, for the first nine months, as stated in the company’s Form 8-K filed November 15. As a result, the estimated tax benefit for the fourth quarter is estimated to be $42.8 million, or $0.19 per share, thereby resulting in total diluted earnings per share for the fourth quarter of $0.59. There are uncertainties, however, regarding the distribution of 2005 annual income taxes to the proper quarters. Upon completion of the company’s Form 10-Q’s for the first three quarters of 2005, there may be material adjustments to income tax amounts in some or all quarters which may change earnings per share for those individual quarters, but such adjustments are not expected to materially change the overall earnings per share for the full year.

Approximately $12.5 million of the revenue increase and $12.5 million of the profit increase for the 2005 fourth quarter was due to the effect of the previously disclosed deferred revenue and profits related to polysilicon shipments in prior quarters. This brings the company’s deferred revenue balance down to less than $1 million, and the company does not expect any additional deferred revenue to be recorded in 2006 or going forward.

-more-

MEMC ELECTRONIC MATERIALS

On a non-GAAP basis, excluding the benefit of the $12.5 million of deferred revenue and profits, net sales would have been $304.8 million, gross margin 37.8% of sales and operating income 27.3% of sales.

Operating cash flow for the quarter was $109.1 million, or 34.4% of sales. Capital expenditures for the quarter totaled $21.2 million. Free cash flow (operating cash flow minus capital expenditures) was $87.9 million or 27.7% of sales. The company used this free cash to pay down over $80 million in debt during the quarter.

Commenting on the company’s performance, Nabeel Gareeb, MEMC’s Chief Executive Officer, said: “As expected, the stronger pricing environment has materialized and contributed to good incremental margins. Unit demand for the semiconductor and solar industries continued to show strong growth, and there are no short-term indications of a slow down. In addition, our profit generation enabled us to pay off a large amount of debt and have a significant net cash (cash less debt) position.”

2005 Results

For the year ended December 31, 2005, the company’s net sales increased by 9.4% to $1,124.7 million, compared to $1,028.0 million in 2004. Gross margin increased to $409.0 million, or 36.4% of net sales in 2005, compared to $369.4 million, or 35.9% of net sales in 2004. Operating income was $285.2 million, or 25.4% of sales, compared to $260.5 million, or 25.3% of sales in 2004.

The company reported net income of $338.2 million, or $1.49 per diluted share, for the year ended December 31, 2005, compared to net income of $226.2 million, or $1.02 per diluted share, in 2004. Additionally, MEMC generated operating cash flow of $303.4 million in 2005, or 27.0% of sales, and free cash flow of $144.3 million or 12.8% of sales. This enabled the company to reduce debt by over $100 million, including the benefit of currency changes. Capital expenditures in 2005 totaled $159.1 million, or 14.1% of net sales, compared to $149.8 million in 2004.

“We are pleased with the improvement in our results in 2005,” commented Gareeb. “We saw strong revenue growth, margin expansion, and even faster EPS growth, all in a year that had extremely soft demand dynamics in the first half.”

“Net sales and gross margin grew to record levels, and our full year incremental margin (the increase in 2005 gross margin dollars over 2004 gross margin dollars divided by the increase in 2005 net sales over 2004 net sales) was 41%. We finished the year with debt lower by over $100 million and net cash of $113.7 million.”

-more-

MEMC ELECTRONIC MATERIALS

“While we continued to build upon our financial success, we were keenly focused on improving our positioning in all aspects of the business in 2005. In the third quarter, we began 300mm production in Taiwan, reinforcing our global positioning and expanding our presence in this strategic and fast-growing region. We made investments to grow and enhance our polysilicon and Silicon-On-Insulator capabilities. We also took several steps to protect our intellectual property portfolio, particularly with respect to PerfectSilicon™, and the fast growing markets that it serves. As we begin the new year, we are as excited as ever about our prospects for the future, and expect that our hard work in 2005 will yield even better results in 2006 and beyond.”

“Finally, we are proud to have received third party recognition, including being added to the S&P MidCap 400 index, being named to BusinessWeek’s Info Tech Top 100 List, and more recently, to Forbes’s list of Best Big Companies.”

Outlook

“Based on the strength of the pricing environment and the indicated demand from our semiconductor and solar customers, we are targeting first quarter 2006 sales to be between $315 and $320 million, gross margin close to 40%, and operating expenses to be between $30 and $31 million. Compared to our non-GAAP results for the 2005 fourth quarter (reported results minus $12.5 million of deferred revenue and profits) of $304.8 million of sales and gross margin of 37.8%, this would represent a 3%-5% increase in revenue, and approximately 200 basis point increase in margin.”

“Assuming that this environment continues, and the anticipated solar market opportunities materialize as expected, we are targeting revenues to be between $1.3 billion and $1.5 billion, and non-GAAP EPS (based on a cash tax rate in the mid-teens) to be between $1.40 and $1.70 for the 2006 fiscal year,” continued Gareeb.

“Although MEMC has been quietly working on expanding its polysilicon capacity, we are now formally announcing that we are targeting our polysilicon capacity to grow from approximately 4,000 metric tons per year to approximately 8,000 metric tons per year over the next three years, as dictated by market conditions. The majority of this capacity will be usable for both semiconductor and solar wafer production and is anticipated to be accomplished within the constraints of our business model. This will provide us with significant opportunities to take advantage of a vertically integrated supply chain as compared to our competition, by providing security of supply for semiconductor wafer expansions and significantly increasing our penetration of the solar market. This polysilicon capacity expansion coupled with the opportunities available in the semiconductor and solar wafer industries would support an approximate doubling of our first quarter 2006 revenue run rate by the end of the decade, if market conditions allow,” concluded Gareeb.

-more-

MEMC ELECTRONIC MATERIALS

Other Events

MEMC intends to begin expensing employee stock options and other share-based compensation in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 effective in the first quarter of 2006.

The company currently estimates that the impact of adoption of SFAS No. 123R in 2005 would have been approximately $0.04 per diluted share, of which approximately $0.01 per diluted share would have been recorded in the fourth quarter. The company anticipates that the amount of expense for share-based compensation in 2006 will be comparable to the would-be expense for 2005.

The announced preliminary results are subject to audit by the company’s independent registered public accountants before filing on Form 10-K. The company previously reported preliminary results for the 2005 third quarter and preliminary restated results for the 2005 first and second quarters on a Form 8-K filed November 15, 2005. The company is continuing its work to finalize its restated Form 10-Qs for the first two quarters of 2005 and its third quarter Form 10-Q which must be completed before the filing of the Form 10-K.

Conference Call

MEMC will host a conference call today, January 26, 2006, at 5:30 p.m. ET to discuss the company’s preliminary fourth quarter results and related business matters. A live webcast will be available on the company’s web site at www.memc.com. Please go to the web site at least fifteen minutes prior to the call to register, download and install any necessary audio software.

A replay of the conference call will be available from 7:30 p.m. ET on January 26, 2006, until 11:59 p.m. ET on February 2, 2006. To access the replay, please dial (402) 220-4329 at any time during that period. A replay will also be available until 11:59 pm ET on February 5, 2006 on the company’s web site at www.memc.com.

About MEMC

MEMC is the world’s largest public company solely devoted to the supply of wafers to semiconductor device manufacturers. MEMC has been a pioneer in the design and development of wafer technologies over the past four decades. With R&D and manufacturing facilities in the U.S., Europe and Asia, MEMC enables the next generation of high performance semiconductor devices.

-more-

MEMC ELECTRONIC MATERIALS

CONTACT:

Bill Michalek
Director, Investor Relations
MEMC Electronic Materials, Inc.
(636) 474-5443

Certain matters discussed in this news release are forward-looking statements, including our expectation that the company will not have any additional deferred revenue recorded in 2006 or going forward; that first quarter 2006 sales will be between $315-$320 million, gross margin close to 40%, and operating expenses will be between $30-$31 million; that revenues are targeted to be between $1.3 billion and $1.5 billion and non-GAAP EPS is targeted to be between $1.40 and $1.70 for the 2006 fiscal year (based on a cash tax rate in the mid-teens); that our polysilicon capacity will grow to approximately 8,000 metric tons per year over the next three years; that this capacity expansion coupled with the opportunities available in the semiconductor and solar wafer industries would support an approximate doubling of our first quarter 2006 revenue run-rate by the end of the decade; and the company’s estimate of the impact of the adoption SFAS No. 123R in 2005 and 2006. Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include market demand for wafers and semiconductors as well as polysilicon; customer acceptance of our new products; utilization of manufacturing capacity; our ability to reduce manufacturing and operating costs; inventory levels of our customers; changes in the pricing environment; assumptions underlying management’s financial estimates; general economic conditions; actions by competitors, customers and suppliers; the impact of competitive products and technologies; changes in currency exchange rates and other risks described in the company’s filings with the Securities and Exchange Commission, including the company’s 2004 Form 10-K. These forward-looking statements represent the company’s judgment as of the date of this release. The company disclaims, however, any intent or obligation to update these forward-looking statements.

-tables to follow-

MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited; Dollars in thousands, except share data)

	Three Months Ended			Twelve Months Ended
	December 31, 2005	September 30, 2005	December 31, 2004	December 31, 2005	December 31, 2004
Net sales	$317,287	$280,788	$268,376	$1,124,681	$1,027,958
Cost of goods sold	189,627	187,126	170,209	715,666	658,543

Gross margin	127,660	93,662	98,167	409,015	369,415
Operating expenses:
Marketing and administration	18,905	18,199	19,150	73,213	71,948
Research and development	12,981	12,689	10,381	50,587	37,975
Restructuring costs			(996)		(996)

Operating income	95,774	62,774	69,632	285,215	260,488
Nonoperating (income) expense:
Interest expense	1,705	1,703	3,228	7,256	13,512
Interest income	(1,572)	(882)	(1,015)	(4,156)	(5,003)
Currency (gains) losses	765	(1,083)	360	1,248	1,907
Loss on the extinguishment of debt	0		61,403	0	61,403
Other, net	477	1,793	(5,001)	1,338	(9,862)

Total nonoperating expense	1,375	1,531	58,975	5,686	61,957

Income before income taxes, equity in loss of joint venture and minority interests	94,399	61,243	10,657	279,529	198,531
Income tax benefit	(42,820)	(29,973)	(61,763)	(66,331)	(40,119)

Income before equity in loss of joint venture and minority interests	137,219	91,216	72,420	345,860	238,650
Equity in loss of joint venture	0	0	0	0	(1,717)
Minority interests	(2,423)	(1,452)	(2,446)	(7,658)	(10,732)

Net income	$134,796	$89,764	$69,974	$338,202	$226,201

Basic income per share	$0.61	$0.42	$0.34	$1.58	$1.09
Diluted income per share	$0.59	$0.40	$0.32	$1.49	$1.02
Weighted average shares used in computing basic income per share	221,164,731	214,706,291	208,099,813	213,513,110	207,713,837
Weighted average shares used in computing diluted income per share	228,284,715	227,148,309	222,103,839	226,449,944	221,047,946

MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	December 31, 2005	(Unaudited) September 30, 2005	December 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$153,611	$143,247	$92,314
Accounts receivable, net	118,050	123,984	140,728
Inventories	122,068	132,220	127,564
Prepaid and other current assets	39,542	35,337	29,724

Total current assets	433,271	434,788	390,330

Property, plant and equipment, net	503,893	510,463	444,670
Deferred tax assets, net	198,674	176,303	119,835
Other assets	51,328	51,553	55,107

Total assets	$1,187,166	$1,173,107	$1,009,942

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings and current portion of long-term debt	$5,096	$15,444	$24,399
Accounts payable	105,378	103,933	124,083
Accrued liabilities	30,412	15,409	37,743
Deferred revenue	784	13,261	0
Accrued wages and salaries	21,990	28,011	19,117
Income taxes payable	11,315	4,995	10,282

Total current liabilities	174,975	181,053	215,624

Long-term debt, less current portion	34,821	106,706	116,082
Pension and similar liabilities	108,873	107,231	116,427
Other liabilities	37,761	81,396	72,432

Total liabilities	356,430	476,386	520,565

Minority interests	54,136	51,714	46,479
Commitments and contingencies
Stockholders’ equity:
Preferred stock
Common stock	2,223	2,216	2,091
Additional paid-in capital	190,180	178,432	154,736
Retained earnings	637,007	502,211	308,351
Accumulated other comprehensive loss	(48,411)	(33,905)	(17,389)
Deferred compensation	(128)	(319)	(1,263)
Treasury stock	(4,271)	(3,628)	(3,628)

Total stockholders’ equity	776,600	645,007	442,898

Total liabilities and stockholders’ equity	$1,187,166	$1,173,107	$1,009,942

MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited; Dollars in thousands)

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2005	2005	2004	2005	2004
Cash Flows from Operating Activities:
Net income	$134,796	$97,910	$69,974	$338,202	$226,201
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	15,320	14,741	12,528	57,763	44,135
Interest accretion	0	0	1,543	0	5,248
Minority interests	2,423	1,452	2,446	7,658	10,732
Stock compensation	190	174	502	967	2,310
Equity in loss of joint venture	0	0	0	0	1,717
Working capital and other	(43,652)	(39,169)	20,195	(101,194)	(7,299)

Net cash provided by operating activities	109,077	75,108	107,188	303,396	283,044

Cash Flows from Investing Activities:
Capital expenditures	(21,171)	(32,259)	(51,738)	(159,060)	(149,811)
Purchase of business, net of cash acquired	0	0	0	0	(57,226)
Proceeds from sale of property, plant and equipment	15	6	19	21	91

Net cash used in investing activities	(21,156)	(32,253)	(51,719)	(159,039)	(206,946)

Cash Flows from Financing Activities:
Net short-term borrowings	(1,503)	(60)	741	(1,735)	(29,811)
Proceeds from issuance of long-term debt	0	60,000	0	60,000	60,014
Principal payments on long-term debt	(78,515)	(66,523)	(71,485)	(149,482)	(113,407)
Debt financing fees	0	(1,184)	0	(1,184)	0
Proceeds from issuance of common stock	1,944	7,752	2,381	14,817	4,826
Dividends to minority interest	0	0	0	(9,546)	(4,765)

Net cash used in financing activities	(78,074)	(15)	(68,363)	(87,130)	(83,143)

Effect of exchange rate changes on cash and cash equivalents	516	(590)	1,900	4,069	2,500

Net increase (decrease) in cash and cash equivalents	10,363	42,250	(10,994)	61,296	(4,545)
Cash and cash equivalents at beginning of period	143,247	100,997	103,308	92,314	96,859

Cash and cash equivalents at end of period	$153,610	$143,247	$92,314	$153,610	$92,314